EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-67168, 333-187256 and 333-195835 on Form S-8 and Registration Statement 333-180925 on Form S-3 of our reports dated February 29, 2016, with respect to the consolidated statements of financial condition of Banner Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in this Annual Report on Form 10-K of Banner Corporation for the year ended December 31, 2015.

/s/ Moss Adams LLP

Portland, Oregon
February 29, 2016

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